EXHIBIT 99.1

CASMED Reports Preliminary Net Sales for the 2015 Fourth Quarter and Full Year

FORE-SIGHT Cerebral Oximetry Sales Up 33% for the Quarter

BRANFORD, Conn., Jan. 07, 2016 (GLOBE NEWSWIRE) --CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, reports preliminary unaudited top-line results for the three and 12 months ended December 31, 2015.

The Company expects net sales from continuing operations for the fourth quarter of 2015 to be approximately $5.8 million, up 12% compared with net sales from continuing operations for the fourth quarter of 2014 of $5.2 million.

Expected highlights of the fourth quarter of 2015, compared with the fourth quarter of 2014, include the following:

  FORE-SIGHT® cerebral oximetry sales increase 33% to $4.3 million.
  U.S. FORE-SIGHT sales increase 38%.
  FORE-SIGHT disposable sensor sales increase 27% with U.S. FORE-SIGHT disposable sensor sales up 24%.
  A net 109 FORE-SIGHT cerebral oximeters shipped worldwide during the quarter.
  As of December 31, 2015, the net cumulative worldwide shipments of FORE-SIGHT cerebral oximeters increased 29% to 1,708 units, and the domestic installed based increased 26% to 914 monitors, both compared with December 31, 2014.

Net sales from continuing operations for 2015 are expected to be approximately $21.6 million, up 13% compared with net sales from continuing operations for 2014 of $19.2 million.  FORE-SIGHT sales for the year are expected to be $15.4 million, up 24% compared with sales of $12.4 million for 2014.

The Company expects 2015 fourth-quarter and full-year non-FORE-SIGHT product and service revenue to decline 21% to $1.5 million and to decline 8% to $6.2 million, respectively, compared with the prior-year periods.

“We are pleased with the significant increase in FORE-SIGHT oximetry product sales during the fourth quarter and by our ability to exceed our expectation for at least 20% FORE-SIGHT sales growth for the full year,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “Our installed base continues to grow rapidly both in the U.S. and overseas, driven by FORE-SIGHT ELITE® and the adoption of our technology by more clinicians.  The larger installed base is driving continued momentum in our disposable sensor sales.  We believe we are continuing to gain market share and to expand the market for cerebral oximetry monitoring.

“The divestiture of non-strategic assets late last year affords us greater focus on our FORE-SIGHT business,” added Mr. Patton.  “With continued growth in the cerebral oximetry market, a highly competitive product and anticipated productivity gains from our sales organization, we enter 2016 with solid business momentum.”

With the divestiture of its 740 SELECT® vital signs monitoring business during the fourth quarter of 2015, CASMED has reclassified and reported its vital signs monitoring business results as discontinued operations. As such, vital signs monitoring sales are not included in the sales results reported here.

CASMED expects to report financial results for the fourth quarter of 2015 and hold an investment-community conference call in early March 2016.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeters provide a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation.  Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care.  For more information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties,the impact of actions and events involving key customers, vendors, lenders, competitors,and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2014, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will," and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact CAS Medical Systems, Inc. Jeffery A. Baird Chief Financial Officer (203) 315-6303 ir@casmed.com Investors LHA Bruce Voss / Jody Cain (310) 691-7100 bvoss@lhai.com